EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME RESPONDS TO SESSA'S FRIVOLOUS CLAIMS AND ACTIONS

DALLAS, Feb. 17, 2016 /PRNewswire/ -- Ashford Hospitality Prime, Inc. (NYSE: AHP) ("Ashford Prime" or the "Company") issued the following statement in response to a press release issued by Sessa Capital ("Sessa") today regarding statements made to the New York Stock Exchange ("NYSE"), as well as Sessa's preliminary proxy statement filed with the U.S. Securities and Exchange Commission on February 12, 2016.

The Company believes Sessa is attempting to irresponsibly seize control of the Ashford Prime Board in order to force a quick sale of the Company. In pursuing this goal, Sessa has decided to wage a frivolous and inflammatory letter writing campaign to the Company's regulators and file a meritless lawsuit in Maryland. These tactics are not in the best interest of all shareholders because they serve mainly to distract the Board's attention from conducting its strategic review process and management's attention from running the Company's business.

The Company and its Board remain firmly committed to maximizing value for all shareholders and are currently conducting a thorough review of strategic alternatives, including a potential sale of the Company.

In pursuing an expensive proxy fight, Sessa is disrupting the strategic review process in order to advance its own short-term objectives, regardless of whether they are in the best interest of the Company or its shareholders.  Sessa's campaign seeks to elect a majority of Ashford Prime's Board of Directors but fails to address the critical risks associated with taking such an action, including the potential triggering of a significant fee under the management agreement, a risk exacerbated by Sessa's failure to provide information about their plans for the Company in accordance with the Company's bylaws to facilitate the evaluation of Sessa's slate by the Company's Board.

With regard to Sessa's statements made today, the Company vigorously disputes Sessa's assertions that any violations of stock exchange rules or applicable laws have occurred.

Sessa also makes several fundamentally misleading statements in its proxy filing.  For example, Sessa claims that recent actions by the Company's Board have served to increase the size of the termination fee.  This is entirely false.  The calculation of the termination fee has remained unchanged since the time of Ashford Prime's spinoff from Ashford Hospitality Trust.

Importantly, while Sessa is asking for support in seizing control of the Company, it has not disclosed any strategic or financial plans for the Company.  The Company has on numerous occasions given Sessa an opportunity to share its ideas and propose a path forward for the Company. However, it is our belief that since day one Sessa has planned to pursue a disruptive proxy contest and litigation to pressure the Company into a quick sale.

Despite Sessa's repeated attempts at disruption, the Company's strategic review process is ongoing.  The Board of Directors is singularly focused on finding the best path that generates optimum value for all shareholders.

The Company will also continue to defend itself against the meritless litigation brought by Sessa in Maryland.

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel and Deutsche Bank Securities Inc. as financial advisor on this matter.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the "SEC").

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Important Information

Ashford Hospitality Prime, Inc. ("Ashford Prime") plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants

Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime's stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime's proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime's securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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